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                                                                 Exhibit 8.1

                          [SONNENSCHEIN NATH & ROSENTHAL LETTERHEAD]

Juno Lighting, Inc.
1300 South Wolf Road
Des Plaines, Illinois  60017-5065

                                                  May 26, 1999

Ladies and Gentlemen:

           We have acted as special tax counsel to Juno Lighting, Inc. ("Juno"), a Delaware corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Recapitalization and Merger, dated as of March 26, 1999 (the "Merger Agreement"), among Fremont Investors I, LLC, a Delaware limited liability company ("Fremont"), Jupiter Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Fremont, and Juno and (ii) the preparation and filing of Juno's registration statement (the "Registration Statement"), which includes the Proxy Statement/Prospectus of Juno, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

           In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus, the by-laws, the certificate of incorporation, certain resolutions of the board of directors and such corporate and other records as we considered necessary in order to enable us to express the opinion below. In our examination of such documents and in rendering the opinions set forth below, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced, or conformed copies of validly existing agreements or other documents, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents which we examined. In addition, we have assumed that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus.

           Subject to and based upon the foregoing and the assumptions and qualifications set forth in the discussion in the Proxy Statement/Prospectus under the heading "Federal Income Tax Consequences" (the "Discussion"), we hereby confirm the opinion of Sonnenschein Nath & Rosenthal set forth in the Discussion. We express no opinion as to whether the Discussion addresses all of the United States federal income tax consequences of the Merger. In addition, we express no opinion as to the United States federal, state, local, foreign, or other tax consequences, other than as set forth in the Discussion. Further, there can be no assurance that the conclusions expressed in the Discussion will be accepted by the Internal Revenue Service (the "IRS") or, if challenged, by a court. This opinion is delivered in


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accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

           In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law subsequent to the date hereof, or any changes in fact or facts of which we become aware after the date hereof.

           This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name under the headings "SUMMARY -- The Recapitalization and Merger -- Federal Income Tax Consequences" and "THE RECAPITALIZATION AND MERGER -- Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                              Very truly yours,


                                   /s/   SONNENSCHEIN NATH & ROSENTHAL